BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CALL NOTICE

ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

The shareholders of BRF S.A. (“Company”) are summoned to meet at the Ordinary and Extraordinary General Shareholders’ Meeting to be held on April 29, 2019, at 11:00 am (“AGOE”), at the Company's head office, located at Rua Jorge Tzachel, 475, in the City of Itajaí, Santa Catarina State, in order to discuss the following agenda:

I – At the Ordinary General Shareholders’ Meeting:

(i)            To take the account of the managers, to examine, discuss and vote on the Management Report, Financial Statements and other documents related to the fiscal year ended on December 31, 2018;

(ii)           To set the annual global compensation of the management for the 2019 fiscal year;

(iii)          To authorize the increase in value of the annual global compensation of the management for the 2019 fiscal year, to be applicable in case the Board of Directors decide for the increase in up to eight of the number of the members of the Company’s Executive Board;

(iv)         To elect the members of the Fiscal Council; and

(v)          To set the global compensation of the members of the Fiscal Council for the 2019 fiscal year.

II – At the Extraordinary General Shareholders’ Meeting:

(i)            To amend the Company’s Restricted Share Plan and ratify the payments already made under the Plan.

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PHYSICAL PRESENCE

Shareholders. As stated in article 15 of the Bylaws, the Company requests to the shareholders who intend to take part in the AGOE, personally or through a proxy, to forward a certified copy of the following documents by April 24, 2019, i.e. (5) days before the occurrence of the AGOE, to Avenida das Nações Unidas, 8.501 – Zip Code 05425-070, Pinheiros, São Paulo (SP), to the care of the Corporate-Legal Department:

Individual Shareholders:

  Picture I.D.; and
  Statement disclosing the respective shareholding stake, issued by the custodian institution responsible for the shares.

Corporate Shareholders:

  Lastest version of the Bylaws or consolidated articles of association and the corporate documentation granting powers to represent the legal entity (e.g. minutes of the election of officers);
  Picture I.D.;
  Statement disclosing the respective shareholding stake, issued by the custodian institution responsible for the shares;
  In case of Investment Funds: (i) the latest consolidated version of the fund regulation; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and (iii) identification document of the legal  representative(s) of the fund administrator or manager with photo.

Shareholders represented by Proxy:

  In addition to the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year to any attorney-in-fact who is a shareholder, manager of the Company, lawyer or financial institution, with the investment funds administrator responsible for representing its joint owners, as stated in the §1 of article 126 of Law nº 6.404/1976. Corporate shareholders may be represented by proxy established according to their bylaws/articles of association, not being mandatory that the legal representative be a shareholder, manager of the Company, lawyer or a financial institution;
  Picture I.D. of the attorney-at-law;
  If the shareholders, so desire, they may use the proxies made available by the Company to vote on matters of interest to the AGOE, as stated in the Public Request for Proxy undertaken by the Company, in the form provided in article 22 and following CVM Instruction Nº 481/2009. The documents referring to the Public Request for Proxy were disclosed by the Company on the Investor Relations website (https://ri.brf-global.com/, in the item Governança Corporativa) and on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br) and Securities and Exchange Commission (www.sec.gov).

Foreign Shareholders:

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must be accompanied by a sworn translation, not being necessary its legalization or consularization.

Holders of American Depository Receipts – ADRs:

The holders of ADRs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement signed with BRF.

PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and follows of the CVM Instruction nº 481/2009, Company shareholders may send their voting instructions, from this date until April 22, 2019 (inclusive), on the matters to be raised at the AGOE by completing and sending the form allowing them to cast their vote from a distance (“Distance Voting Form”), whose model was available, separately, in the website of Relations with Investors of the Company (https://ri.brf-global.com/, in item Governança Corporativa) and in the websites of the Comissão de Valores Mobiliários (www.cvm.gov.br) and of B3 S.A. – Brasil, Bolsa, Balcão (www.b3.com.br). For additional information, the shareholder must observe the rules provided in the CVM Instruction nº 481/2009 and the procedures described in the Distance Voting Form available by the Company, also available in the Shareholders’ Manual to Participation at the AGOE.

Company shareholders interested in accessing the information or asking questions about the above-mentioned material should contact the Company´s Investor Relations area, by telephone at +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com.

All the documents related to the Meeting, including more detailed information on the items on the Agenda can be found in the Shareholders´ Manual, which is available to shareholders at the following sites: https://ri.brf-global.com/, www.b3.com.br and www.cvm.gov.br.

São Paulo (SP), March 29, 2019.

Pedro Pullen Parente

Chairman of the Board of Directors